UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 22, 2010

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	0-23862	22-2994719
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

387 South 520 West, Suite 110, Lindon, Utah		84042
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 553-6600

Item 8.01                      Other Events

Fonix Corporation Tenders Notice of Default under G-Soft Exchange Agreement; Failure of Notice Recipients to Meet January 22, 2010, Deadline.

On January 13, 2010, Fonix Corporation (the “Company”) issued a formal notice (the “Notice”) of breach of the Exchange Agreement (the “Exchange Agreement”) among the Company, Fonix GS Acquisition Corporation, Inc. (“Fonix GS”), Southridge LLC, a Connecticut limited liability company (“Southridge”), G-Soft Limited, a Hong Kong corporation (“G-Soft”) and the shareholders of G-Soft (the “Sellers”).  The Notice gave the Sellers until January 22, 2010, to cure certain defaults under the Exchange Agreement, and until January 29, 2010, to cure certain other defaults, both discussed more fully below.  The Sellers failed to meet the January 22, 2010, deadline.

Exchange Agreement

By way of background, on June 27, 2008, the Company and Fonix GS entered into the Exchange Agreement with Southridge; G-Soft, which is the ultimate parent of Shanghai Gaozhi Software Systems Limited (“GaozhiSoft”); and the Sellers.  G-Soft, through its wholly owned subsidiary, owned 100% of the outstanding equity of GaozhiSoft. Pursuant to the Exchange Agreement, Fonix GS agreed to purchase 80% of the issued and outstanding shares of G-Soft from the Sellers, and Southridge agreed to purchase the remaining 20% of the issued and outstanding G-Soft shares, thereby making Fonix GS and Southridge the ultimate shareholders of GaozhiSoft.

The Exchange Agreement was amended by the First Amendment to the Exchange Agreement, dated as of December 12, 2008 (the “First Amendment”), modifying the consideration for the purchase of the G-Soft shares and certain other closing conditions, as set forth therein.  Additionally, subject to the terms of the First Amendment, the Sellers were entitled to annual earn-out payments equal to fifty percent (50%) of the prior year’s net income of GaozhiSoft, to be paid in the form of Series P Preferred Stock (the “Earn-Out Payments”).

Additionally, Fonix GS and the Sellers entered into a side letter agreement, dated February 18, 2009 (the “Side Letter”), modifying certain closing conditions of the Exchange Agreement, as amended by the First Amendment.  The Side Letter established certain conditions regarding: (1) management and directorships of GaozhiSoft; (2) filing of certain administrative government documents in China; and (3) operations of GaozhiSoft.

The final closing conditions were met, and the share exchange transaction closed as of March 27, 2009.

Notice of Breach

In the Notice, the Company stated that certain events of default and other breaches (the “Designated Defaults”) had occurred and were continuing under the Agreements as of the date of the Notice.  The Company listed five Designated Defaults that were required to be cured by January 22, 2010, including the failure of the General Manager of GaozhiSoft to provide financial information, to cooperate with the Company’s auditors, and to pay certain fees owed to the Company.  The Sellers failed to cure any of the Designated Defaults which were to be cured by January 22, 2010.

Additionally, the Company listed twenty-five Designated Defaults that are required to be cured by January 29, 2010.  These included the failure to diligently prosecute all necessary government applications; unauthorized changes in the charter or bylaws of certain of the companies; the failure to list all material contracts in the Exchange Agreement and amendments; the failure to deliver correct and complete copies of each such agreement; the failure to deliver original certificates representing G-Soft shares; the failure to deliver possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the companies; discouraging third-parties from maintaining the same business relationships with the companies after the closing; the change in the capitalization of GaozhiSoft; the failure to provide access to all records of the companies within 5 days of the date of the Side Letter; the failure to provide the Company with a business plan for GaozhiSoft; the failure to pay closing costs associated with the Agreements; and the failure to deliver all books, records, certificates, licenses and seals of G-Soft Inc.

As noted, G-Soft, GaozhiSoft, and the Sellers (as applicable) failed to meet the January 22, 2010, cure deadline.  If G-Soft, GaozhiSoft, or the Sellers (as applicable) do not cure the Designated Defaults listed in the Notice which are to be cured by January 29, 2010, the Company intends to exercise any and all rights and remedies available to it under the Exchange Agreement, any amendments or other agreements, and applicable laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION
(Registrant)
Date: January 27, 2010

	By:	/s/ Roger D. Dudley
Roger D. Dudley
President and Chief Executive Officer
(Principal Executive Officer)